                                                                  EXHIBIT (h)(2)

                       TRANSFER AGENCY SERVICE AGREEMENT

                                    between

                              BRYCE CAPITAL FUNDS

                                      and

                        [GEMINI FUND SERVICES, LLC LOGO]

                                     INDEX

SECTION 1. APPOINTMENT AND DELIVERY OF DOCUMENTS............................................           3
SECTION 2. DUTIES OF GFS....................................................................           4
SECTION 3. FEES AND EXPENSES................................................................           9
SECTION 4. ISSUANCE AND TRANSFER OF SHARES..................................................           9
SECTION 5. SHARE PURCHASES; ELIGIBILITY TO RECEIVE DISTRIBUTIONS............................          10
SECTION 6. STANDARD OF CARE AND INDEMNIFICATION.............................................          11
SECTION 7. REPRESENTATIONS AND WARRANTIES...................................................          13
SECTION 8. CONFIDENTIALITY..................................................................          13
SECTION 9. PROPRIETARY INFORMATION..........................................................          14
SECTION 10. EFFECTIVE DATE, TERM, AND TERMINATION...........................................          15
SECTION 11. ADDITIONAL FUNDS AND CLASSES....................................................          16
SECTION 12. ASSIGNMENT .....................................................................          16
SECTION 13. LIAISON WITH ACCOUNTANTS........................................................          16
SECTION 14. MISCELLANEOUS. .................................................................          17
SCHEDULE A .................................................................................          19
FUNDS TO BE SERVICED .......................................................................          19
EQUITY AND BOND FUNDS ......................................................................          20
SCHEDULE C - AML CUSTOMER IDENTIFICATION PROGRAM DELEGATION.................................          24

                              BRYCE CAPITAL FUNDS

                       TRANSFER AGENCY SERVICE AGREEMENT

            AGREEMENT made this 28th day of June 2004, by and between Bryce Capital Funds, a Delaware business trust, having its principal office and place of business at 2 Thornell Road, Pittsford, NY 14534 (the "Trust"), and Gemini Fund Services, LLC., a Nebraska limited liability company having its principal office at 150 Motor Parkway, Hauppauge, NY 11788 ("GFS").

            WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Trust is authorized to issue shares ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

            WHEREAS, the Trust offers shares in the series as listed in Schedule A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 11, being herein referred to as a "Fund," and collectively as the "Funds"); and

            WHEREAS, the Trust desires that GFS perform certain transfer agency and dividend disbursing services for each Fund and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

            NOW THEREFORE, for and in consideration of the mutual premises and covenants contained herein, the Trust and GFS hereby agree as follows:

SECTION 1. APPOINTMENT AND DELIVERY OF DOCUMENTS.

      (a) The Trust, on behalf of each Fund listed in Schedule A, hereby appoints GFS as (i) transfer agent for the authorized and issued Shares of the Funds, (ii) dividend disbursing agent, and (iii) agent in connection with any accumulation, open-account or similar plans provided to the registered owners of shares of any of the Funds ("Shareholders") as set out in the currently effective prospectuses and statements of additional information of the applicable Fund, including, without limitation, any periodic investment plan or periodic withdrawal program. GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 of this Agreement.

      (b)   In connection therewith, the Trust has delivered to GFS copies of:

                  (i) the Agreement and Trust's Declaration of Trust and By-laws (collectively, as amended from time to time, "Organizational Documents");

                  (ii) the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");

                  (iii) the Trust's notification of registration under the 1940
                        Act on Form N-8A as filed with the SEC;

                  (iv) the Trust's current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus);

                  (v) procedures adopted by the Trust in accordance with Rule 17a-7 with respect to affiliated transactions.

      (c) The Trust shall promptly furnish GFS with all amendments of or supplements to the foregoing and shall deliver to GFS a certified copy of the resolution of the Board of Directors of the Trust (the "Board") appointing GFS and authorizing the execution and delivery of this Agreement.

SECTION 2. DUTIES OF GFS.

(a) Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and GFS, GFS will perform the following services:

                  (i) provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

                        (A)   maintaining all Shareholder accounts;

                        (B)   preparing Shareholder meeting lists;

                        (C) preparing and certifying direct Shareholder lists in conjunction with proxy solicitations;

                        (D) preparing periodic mailing of year-end tax and statement information;

                        (E) mailing Shareholder reports and prospectuses to current Shareholders;

                        (F)   withholding taxes on U.S. resident and
                              non-resident alien accounts;

                        (G) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders;

                        (H) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; and

                        (I) providing account information in response to inquiries from Shareholders.

                  (ii) receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of the Fund (the "Custodian"); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

                  (iii) pursuant to purchase orders, issuing the appropriate number of Shares and holding such Shares in the appropriate Shareholder account;

                  (iv) receiving for acceptance redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

                  (v) as and when it receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

                  (vi) effecting transfers of Shares upon receipt of appropriate instructions from Shareholders;

                  (vii) preparing and transmitting to Shareholders (or crediting the appropriate Shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares;

                  (viii) receiving from Shareholders or debit Shareholder
                        accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received;

                  (ix) recording the issuance of shares of the Fund and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

                  (x) providing the Trust on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

      (b) Other Services. In addition to, and neither in lieu nor in contravention of the services set forth in the above paragraph, GFS shall provide the following additional services on behalf of the Trust and such other services agreed to in writing by the Trust and
            GFS:

                  (i) monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States.

      (c) Lost Shareholders. GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the "Lost Shareholder Rules") of the Securities Exchange Act of 1934 ("1934 Act"), including, but not limited to, those set forth below. GFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

                  (i)   documentation of search policies and procedures;

                  (ii)  execution of required searches;

                  (iii) tracking results and maintaining data sufficient to
                        comply with the Lost Shareholder Rules; and

                  (iv) preparation and submission of data required under the Lost Shareholder Rules.

      (d) Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. GFS shall also establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by GFS pursuant to this Agreement.

      (e) Lost, Stolen or Mutilated Certificates. GFS shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. GFS shall issue share certificates and replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed upon receipt by GFS of indemnification satisfactory to GFS and protecting GFS and the Trust and, at the option of GFS, issue replacement certificates in place of mutilated share certificates upon presentation thereof without requiring indemnification.

      (f) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of written instructions from the Trust, GFS shall cancel outstanding certificates surrendered by the Trust to reduce the total amount of outstanding shares by the number of shares surrendered by the Trust.

      (g)   Responsibility for Compliance with Law.

                  (i) In General. Except with respect to GFS' duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

                  (ii) Issuance of Shares. The responsibility of GFS for the Trust's state registration status is solely limited to the reporting of transactions to the Trust, and GFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust or its distributor or other agent.

      (h) New Procedures. New procedures as to who shall provide certain of these services in Section 2 may be established in writing from time to time by agreement between the Trust and GFS. GFS may at times perform only a portion of these services and the Trust or its agent may perform these services on the Trust's behalf.

      (i) Anti-Money Laundering ("AML") Delegation. If the Trust elects to delegate to GFS certain AML duties under this Agreement, the parties will agree to such duties and terms which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by GFS pursuant to
            Section 2(k), the Trust agrees to pay GFS for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below.

      (j) National Securities Clearing Corporation (the "NSCC"). GFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Trust), in accordance with, instructions transmitted to and received by GFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by GFS; (ii) issue instructions to the Trust's bank for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust's records on an appropriate computer system in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

      (k) Recordkeeping. GFS shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, GFS agrees that all such records prepared or maintained by GFS relating to the services to be performed by GFS under this Agreement are the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Trust on and in accordance with the Trust's request. The Trust and the Trust's authorized representatives shall have access to GFS' records relating to the services to be performed under this Agreement at all times during GFS' normal business hours. Upon the reasonable request of the Trust, copies of any such records shall be provided promptly by GFS to the Trust or its authorized representatives. GFS shall maintain the following shareholder account information:

            (i) name, address and United States Tax Identification or Social Security number;

            (ii) number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

            (iii) historical information regarding the account of each
                  Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account;

            (iv) any stop or restraining order placed against a Shareholder's account;

            (v) any correspondence relating to the current maintenance of a Shareholder's account;

            (vi)  information with respect to withholdings; and

            (vii) any information required in order for GFS to perform any calculations by this Agreement.

SECTION 3. FEES AND EXPENSES.

      (a) Fees. For the services provided by GFS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay GFS the fees, set forth in Schedule B attached hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date GFS begins providing services to the Funds. For the purpose of determining fees calculated as a function of the Trust's assets, the value of the Trust's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month; and GFS' fee shall not be subject to monthly pro ration.

      (b) Expenses. GFS will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under subsection (a), the Trust agrees to reimburse GFS for out-of-pocket expenses or advances incurred by GFS for the items set out in Schedule B and any other expenses incurred by GFS at the request or with the consent of the Trust.

      (c) Fee Changes. The fees, out-of pocket expenses and advances identified in subsections (a) and (b) above may only be changed subject to prior written approval by the Trust. For reports, analyses and services requested in writing by the Trust and provided by GFS, not in the ordinary course, GFS shall charge $150/hour for senior staff time, $75/hour for junior staff time and $200/hour for computer personnel time.

      (d) Due Date. All fees under subsection (a) above are due and payable within ten (10) days of receipt of invoice. All expenses under subsection (b) above are due and payable within fifteen (15) days of receipt of invoice.

SECTION 4. ISSUANCE AND TRANSFER OF SHARES.

      (a) Issuance of Shares. GFS shall make original issues of Shares of each Fund in accordance with the Prospectus only upon receipt of:

                  (i)   instructions requesting the issuance,

                  (ii) a certified copy of a resolution of the Board authorizing the issuance,

                  (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and

                  (iv) an opinion of the Trust's counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify GFS for any liability arising from the failure of the Trust to comply with that section or the rules thereunder.

      (b) Transfer of Shares. Transfers of Shares of each Fund shall be registered on the Shareholder records maintained by GFS. In registering transfers of Shares, GFS may rely upon the Uniform Commercial Code as in effect in the State of Nebraska or any other statutes that, in the opinion of GFS' counsel, protect GFS and the Trust from liability arising from:

                  (i)   not requiring complete documentation;

                  (ii)  registering a transfer without an adverse claim inquiry;

                  (iii) delaying registration for purposes of such inquiry; or

                  (iv) refusing registration whenever an adverse claim requires such refusal. As Transfer Agent, GFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

SECTION 5. SHARE PURCHASES; ELIGIBILITY TO RECEIVE DISTRIBUTIONS.

      (a) Purchase Orders. Shares shall be issued in accordance with the terms of the Prospectus after GFS or its agent receives either:

                  (i) (A) an instruction directing investment in a Fund, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

                  (ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

      (b) Distribution Eligibility. Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

      (c) Determination of Federal Funds. Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus:

                  (i) for a wire received, at the time of the receipt of the wire;

                  (ii) for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and

                  (iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as GFS is credited with Federal Funds with respect to that check.

SECTION 6. STANDARD OF CARE AND INDEMNIFICATION.

      (a) Indemnification of GFS. The Trust shall on behalf of each applicable Fund indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, gross negligence or willful misconduct with respect to the Trust's performance under or in connection with this Agreement. GFS shall not be responsible for and shall be entitled to rely upon and may act upon information, records and reports generated by the Funds, advice of the Funds, or of counsel for the Funds and upon statements of the Funds' independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of GFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties, and the Trust shall hold GFS harmless in regard to any liability incurred by reason of the inaccuracy of such information or for any action reasonably taken or omitted in good faith reliance on such information.

      (b) Indemnification of the Trust. GFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to GFS' refusal or failure to comply with the terms of this Agreement, or which arise out of GFS' lack of good faith, gross negligence or willful misconduct with respect to GFS' performance under or in connection with this Agreement.

      (c) Reliance. At any time, GFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. Additionally, and except to the extent that GFS may be liable pursuant to 6(a) above, GFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

                  (i) any paper or document furnished (pursuant to procedures mutually agreed to by GFS and Bryce Capital Management, manager of the Trust (the "Adviser")), by or on behalf of the Trust, reasonably believed by GFS to be genuine and to have been signed by the proper person or persons;

                  (ii) any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Adviser) by machine readable input, telex, CRT data entry or other similar means authorized by the Trust; and

                  (iii) any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, vocal telegram or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. GFS, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Trust.

      (d) Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Adviser.

      (e) Errors of Others. GFS shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by GFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust; except or unless any GFS action or inaction by GFS is a direct or proximate cause of the error.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

      (a) Representations of GFS. GFS represents and warrants to the Trust that:

                  (i) it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

                  (ii) it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

                  (iii) it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

                  (iv) it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

      (b) Representations of the Trust. The Trust represents and warrants to GFS that:

                  (i) it is a Trust duly organized and existing and in good standing under the laws of the State of Delaware;

                  (ii) it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

                  (iii) all proceedings required by said Organizational
                        Documents have been taken to authorize it to enter into and perform this Agreement;

                  (iv) it is an open-end management investment company registered under the 1940 Act; and

a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

SECTION 8. CONFIDENTIALITY.

            GFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

      (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

      (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

      (c) release such other information as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust and the Adviser; and

      (d) provide or release such information as otherwise permitted or required by law.

      In accordance with Section 248.1 of Regulation S-P (17 CFR 248.1 - 248.30) ("Reg S-P"), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

SECTION 9. PROPRIETARY INFORMATION.

      (a) Proprietary Information of GFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "GFS Proprietary Information") of substantial value to GFS or the third party. The Trust agrees to treat all Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

      (b) Proprietary Information of the Trust. GFS acknowledges that the Shareholder list and all information related to Shareholders furnished to GFS by the Trust or by a Shareholder in connection with this Agreement (collectively, "Customer Data") all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, Trust proprietary information") constitute proprietary information of substantial value to the Trust. In no event shall GFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. GFS agrees to treat all Customer Data and Trust Proprietary Information as proprietary to the Trust and further agrees that it shall not divulge any Customer Data or Trust Proprietary Information to any person or organization except as may be provided under this Agreement or as maybe directed by the Trust or as maybe duly requested by regulatory authorities.

      (c) Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this Section shall survive any earlier termination of this Agreement.

SECTION 10. EFFECTIVE DATE, TERM, AND TERMINATION.

      (a) Effective Date. This Agreement shall become effective on the date first above written.

      (b)   Term. This Agreement shall remain if effect for a period of three
            (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the trustees of the Trust.

      (c) Termination. This Agreement can be terminated upon ninety (90) days prior written notice by either party. Compensation due GFS and unpaid by the Trust upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later. In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trusts and its shareholders, including liaison with the Trusts accountants.

      (d) Reimbursement of GFS' Expenses. If this Agreement is terminated with respect to a Fund or Funds, GFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under
            Section 3 hereof, the amount of all of GFS's reasonable labor charges and cash disbursements for services in connection with GFS's activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Trusts records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. The agreed upon amount for such de-conversion is set forth on Schedule B. Subsequent to such termination, for a reasonable fee, GFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession. In the event that GFS gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by GFS, will be borne by GFS. In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its Shareholders.

      (e) Survival of Certain Obligations. The obligations of Sections 3, 6, 8, 9, 10 and 13 shall survive any termination of this Agreement.

SECTION 11. ADDITIONAL FUNDS AND CLASSES.

            If the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement; provided, however, that either GFS or the Trust may elect not to make any such series or classes subject to this Agreement.

SECTION 12. ASSIGNMENT

            This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of GFS. GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay those persons for their services, but no such payment shall increase GFS' compensation from the Trust.

SECTION 13. LIAISON WITH ACCOUNTANTS

            GFS shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. GFS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

SECTION 14. MISCELLANEOUS.

      (a) Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

      (b) Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

      (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      (d) Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

      (e) Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      (f) Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

      (g) Arbitration. Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators' decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

      (h) Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (i) Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

            TO THE TRUST:                        TO GFS:

            Dennis Lohouse                       Kevin P. Meehan
            Bryce Capital Funds  c/o             President
            Bryce Capital Management             Gemini Fund Services, LLC
            2 Thornell Road                      150 Motor Parkway, Suite 205
            Pittsford, NY  14534                 Hauppauge, NY 11788

            With a copy to:

                        Thomas Westle, Esq.
                        Blank Rome LLP
                        405 Park Avenue
                        New York, NY.  10022
                        (212) 885-5293
                        twestle@blankrome.com

      (j) Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

      (k) Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

BRYCE CAPITAL FUNDS                           GEMINI FUND SERVICES, LLC

By: _______________________                   By: ______________________________
    _________,  President                         Kevin P. Meehan
                                                  President

    Date:__________________                   Date:______________________

                       TRANSFER AGENCY SERVICE AGREEMENT

                                   Schedule A

                              FUNDS TO BE SERVICED

                           BRYCE CAPITAL GROWTH FUND

                            BRYCE CAPITAL VALUE FUND

                       TRANSFER AGENCY SERVICE AGREEMENT

                                   Schedule B

                               FEES AND EXPENSES

                                  Page 1 of 3

For the services rendered by GFS, in its capacity as transfer agent, the Trust shall pay GFS the following transfer agent fees, out-of-pocket expenses, activity charges, and special reports charges, which shall be billed to the Trust monthly:

TRANSFER AGENT FEES

1. SERVICE FEE: (The following fees will remain in place for a period of 3 years.)

Equity and Bond Funds
      The greater of the annual minimum or the per account charges.
      $14.00 annual fee per open direct accounts, and $2.00 annual fee per closed account with a minimum of $15,000 annually per fund/class PLUS out-of-pocket expenses with a 10% overall discount in the first 6 months.

      Monthly Calculation: The greater of the Monthly Minimum Fee or the number of shareholder accounts multiplied by $14.00 for open accounts or $2.00 for closed accounts ($1,250 per month per fund /class for the monthly minimum).

      The Trust shall reimburse GFS for all out-of-pocket expenses, including but not limited to the following:

            1.    Telephone and Toll Free Lines

            2.    Printing Fund Documents

            3.    Bank Fees

            4.    NSCC Charges

            5.    Postage

            6.    Pre and Post Sale Fulfillment

            7.    Proxy Services

            8.    Travel Requested by the Trust

            9.    Tax Reporting

            10.   Record Storage

            11.   Fund Stationery and Supplies

            12. All other out-of-pocket expenses incurred on behalf of the Trust

                       TRANSFER AGENCY SERVICE AGREEMENT

                                   Schedule B

                               FEES AND EXPENSES

                                  Page 2 of 3

3.    DATA DE-CONVERSION FEE:

      A one-time Data De-Conversion fee of $10,000 shall be charged upon a cancellation or termination of this Agreement by the Trust for any reason other than liquidation of the Funds. No fee shall be payable upon a cancellation or termination by GFS.

ACTIVITY CHARGES

1. GENERAL ACTIVITY CHARGES:

1) 24 Hour Automated Voice Response:

            a) Initial set-up (one-time) charge:  $750.00 per fund

            b) Monthly charge                     $50.00 per fund

2) Customer Service Calls:                        $2.50 per call

3) Manual Transactions:                           $1.00 per transaction

4) New Account Opening: (manual)                  $2.50 per account

5) New Account Opening: (electronic)              $0.40 per account

6) Incoming IRA Transfer from prior custodian:    $25.00 (waived first 6 months)

7) IRA Transfer to successor custodian:           $25.00

Bank Charges (Pass Through Charges):

Annual Charge for maintaining a DDA Account on a bank system equals $200.00 per DDA Account.

Transfer Agency wire from mutual funds DDA Accounts to Custodian Bank equals $5.25 per wire. Bank charges are subject to change since they are a pass through charge from a bank, which is a separate institution from Gemini Fund Services.

                       TRANSFER AGENCY SERVICE AGREEMENT

                                   Schedule B

                               FEES AND EXPENSES

                                  Page 3 of 3

2.    INTERNET ACCESS:

      Each Shareholder/Adviser/Broker hit billed at $0.15 per hit. Initial fund group setup charges will be based on the number of hours multiplied by the hourly charges indicated below under Special Reports Charges.

      Additional Internet Functionality includes:

      - Electronic delivery of financial statements such as semi-annual and annual reports and shareholder prospectuses $.15 per occurrence per item.

      - Electronic delivery of shareholder confirms and statements $.15 per occurrence per item.

      - Electronic subsequent purchases and redemptions via the internet $.15 per occurrence.

      - Access to Gemini Fund Services E-Form, which is an on-line application for new shareholders. The E-Form can be filled out on-line, but will require the new shareholder to print, sign and mail into Gemini Fund Services.

      -     E-Signature functionality will be provided.

3.    ISSUANCE OF SHARE CERTIFICATES:

            For each share certificate issued by GFS, a $15.00 charge will be assessed to the Fund for which the certificate was issued.

4.    IRA PLAN FEES:

      The following fees will be charged directly to the shareholder account:

      Annual maintenance fee ..................................$15.00 / account*
      *Includes an $8.00 Bank Custody Fee.

SPECIAL REPORTS CHARGES

      All special reports and/or analyses requested by the Trust, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

      GFS Senior Staff .............$150.00 / hour
      GFS Junior Staff .............$ 75.00 / hour
      MIS Staff ....................$200.00 / hour

                       TRANSFER AGENCY SERVICE AGREEMENT

          Schedule C - AML Customer Identification Program Delegation

                                  Page 1 of 3

In recognition of the importance of complying with the USA Patriot Act of 2001 and the regulations promulgated thereunder (collectively, the "Patriot Act"), which imposes new anti-money laundering requirements on financial institutions including mutual funds, the Trust has developed and implemented a written anti-money laundering program, ("Program"), designed to satisfy the requirements of the Patriot Act.

The Trust, in recognition of the fact that the Patriot Act enables a mutual fund to delegate to its transfer agent the implementation and operation of aspects of its anti-money laundering program, pursuant to Section 2(k), delegates to GFS the implementation and operation of certain aspects of the Trust's program.

1. Duties. The Trust delegates to GFS the implementation and operation of their Customer Identification Program, ("CIP"), designed to identify and verify persons seeking to open an account with the Trust, to the extent reasonable and practicable. GFS will maintain records of the information used to verify the person's identity and determine whether the person appears on any lists of known or suspected terrorist or terrorist organizations provided to the Trust by any government agency. Duties include:

      a. Prior to opening a customer account or granting customers authority to effect transactions with respect to an account, GFS shall obtain and record, on behalf of the Trust, the following identifying information about each customer, at a minimum including:

            i.     Name;

            ii.    Date of birth, for a natural person;

            iii.   Addresses, including

                  1. residence or business street address or an Army Post Office or Fleet Post Office box number or residential or business street address of next of kin or other contact individual; or

                  2. principal place of business local office or other physical location, for a person other than a natural person; and

            iv.    Identification numbers:

                  1. A taxpayer identification number from each customer that is a US person; or

                  2. A taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard from each customer that is not a US person, except that the customer can provide this information within a reasonable period of time after the account is established provided that the customer has applied for and can provide a copy of such application for the employer identification number prior to such time.

                       TRANSFER AGENCY SERVICE AGREEMENT

          Schedule C - AML Customer Identification Program Delegation

                                  Page 2 of 3

      b. GFS must verify all the above stated forms of customer identification within a reasonable time after the account is opened. Verification can occur through:

                  i.    Documentation including:

                        i. Unexpired government-issued identification, such as a driver's license or passport for individuals; and

                        ii. Documents showing the existence of an entity, such as certified articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument for a person that is not an individual.

                  ii. When documentary verification fails for reasons including but not limited to, GFS not being familiar with the documents presented, no documentation is obtained by GFS, or the customer does not open the account in person, GFS may then verify customer identity via non-documentary methods including:

                        i.    Directly contacting the customer;

                        ii. Independent verification of the customer's identity through comparison of information provided by customer with information obtained from a consumer reporting agency, public database, or other source;

                        iii. Checking references with other financial institutions; and

                        iv.   Obtaining a financial statement.

                  iii. When GFS cannot verify the identity of a customer, who is not an individual, by documentary or non-documentary methods stated above, GFS shall obtain information about individuals with authority or control over such account, such as persons authorized to effect transactions in the Shareholder or record's account.

      c. GFS must maintain records of all information obtained from customers to verify their identity, including at a minimum:

            a. All customer identification documentations obtained under paragraph 1(a). Such information must be retained by GFS for five (5) years after the date the account is closed;

            b. A description of any documentary method used to verify identification, as set out in paragraph b(i) above. GFS must note the type of documents, any identification number in the document, place of issuance and date of issuance. Such information must be retained by GFS for five (5) years after the record is made;

            c. A description of the non-documentary methods, as set out in paragraph b(ii) above, and results of the measures GFS took to verify the identity of the customer. Such information must be retained by GFS for five (5) years after the record is made; and

                       TRANSFER AGENCY SERVICE AGREEMENT

          Schedule C - AML Customer Identification Program Delegation

                                  Page 3 of 3

      d. A description of how GFS resolved any substantive discrepancy it discovered when verifying the customer identification information it received. Such information must be retained by GFS for five (5) years after the record is made.

      e.    Other exempt account information as specified by the rules.

d. Within a reasonable time after GFS opens a customer account, and preferably prior to opening the account, GFS must make a determination as to whether the customer appears on any list of known or suspected terrorists or terrorist organizations as issued by any federal government agency and designated as such by the Department of the Treasury. GFS should make the determination by cross-checking customer names with such lists.

f. Trust must post a notice on its website and its account applications in an effort to give customers notice, prior to opening the account, that GFS, for the Trust, is requesting information to verify the customer's identity. The notice must generally describe the identification requirements.

                                       26